                                                                    EXHIBIT 12.2

                  ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
                  PRO-FORMA RATIO OF EARNINGS TO FIXED CHARGES
                               ( $ IN THOUSANDS )

                                    THREE MONTHS ENDED                               YEAR ENDED

                                      MARCH 31, 2006                             DECEMBER 31, 2005 (2)
                                      --------------                             ---------------------
Earnings / Income
(Losses) before Income
Taxes (benefits)                                95,958                                     (160,220)

Fixed Charges:
Interest on $500
million 7.85% Notes

                                                 9,813                                        29,438
                                    ------------------                                     ----------
Total Fixed Charges                              9,813                                        29,438
                                    ------------------                                     ----------
Earnings plus Fixed Charges                    105,771                                      (130,783)
                                    ------------------                                     ----------
PRO-FORMA RATIO OF EARNINGS
TO FIXED CHARGES (1)                              10.8                                          (4.4)
                                    ------------------                                     ----------

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(1)  Assumes the proceeds from the offering of the notes are used to repay our
     $500 million bank loan (funded on March 30, 2005), and therefore no interest or other fixed charges arising from the $500 million bank loan are included in this calculation. This calculation assumes the sale of $500 million aggregate principal amount of notes at an assumed interest rate of 7.85%. This may change based on the actual interest rate of the notes.


(2) For the year ended December 31, 2005, earnings were insufficient to cover fixed charges by $175.8 million.